UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

SOLAR THIN FILMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13549	95-4359228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 John Street, Suite 1120, New York, New York 10038
Telephone No.: (212) 629-8260
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2009, Solar Thin Films, Inc. (the “Company”) and Kraft Elektronikai Zrt, the Company’s wholly owned subsidiary, entered into a Second Amendment (the “Second Amendment”) to the Master Settlement Agreement (the “Settlement Agreement”) with Zoltan Kiss, Amelio Solar, Inc. (“Amelio Solar”) and Renewable Energy Solutions, Inc. (“RESI”), and a Second Amendment to the Stock Purchase Agreement (the “Purchase Agreement”) with Zoltan Kiss, Maria Gabriella Kiss and Gregory Joseph Kiss (collectively, the “Sellers”).

Under the Second Amendment, the outside closing date of the transactions contemplated pursuant to the Settlement Agreement was extended to December 4, 2009 (the “Closing Date”). In addition, the definition of “RESI Debt” was amended to include the net amount of indebtedness, not to exceed $831,863, owed by RESI to the Company or its affiliates as of the Closing Date together with accrued interest thereon.

Section 2.4 of the Settlement Agreement, entitled “RESI Debt Settlement Payment and Deliverables”, was amended so that the RESI Debt will be fully and finally satisfied as follows:

(a)        Z. Kiss will surrender all of his 2,000,000 shares of Company common stock to the Company;

(b)       an option (the “Option”) is granted to the Company or its designees to purchase all of the shares of Company common stock owned by both M. Kiss (1,018,400 shares) and G. Kiss (810,000 shares) until December 4, 2010.  For a period of nine months following the execution of the Second Amendment, the Option will be fixed at a price of $0.30 per share and any shares not purchased by the Company or its designees during such nine-month period may be purchased at the higher of (i) $0.30 per share, or (ii) 75% of the trading price of the Company’s common stock on the trading day prior to the Company’s payment of the exercise price; and

(c)        any unexercised rights, options and/or warrants to purchase Company common stock owned by the Sellers as of the Closing Date, whether vested, unvested, exercisable or otherwise, are cancelled and rendered null and void.

The definition of “RESI Debt Settlement Deliverables” was also revised to mean the documents specified in Section 2.4 of the Settlement Agreement to be delivered by Amelio Solar and the Sellers to the Company on or prior to December 31, 2009.

Pursuant to the Second Amendment, the parties agreed to terminate the Purchase Agreement, except for the terms of the Purchase Agreement cancelling all indebtedness owed to Robert M. Rubin and The Rubin Family Irrevocable Trust by Nanergy Solar, Inc. and the surrender of any and all equity interests of Nanergy Solar, Inc. owned by The Rubin Family Irrevocable Trust.

Moreover, under the Second Amendment, the parties agreed to terminate the Strategic Alliance and Cross License Agreement dated as of August 12, 2008.  All prior agreements among the parties, including, but not limited to, the Cooperative R&D Agreement dated as of December 19, 2006 between RESI and the Company, the Marketing and Turn-on Agreement between RESI and the Company dated as of January 30, 2007 and the Consulting Agreement between Z. Kiss and the Company have either expired or are terminated as of December 4, 2009.

The description of terms and conditions of the Second Amendment set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Second Amendment which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1
Second Amendment to the Master Settlement Agreement dated as of December 4, 2009 by and among Solar Thin Films, Inc., Kraft Elektronikai Zrt, Zoltan Kiss, Amelio Solar, Inc. and Renewable Energy Solutions, Inc., and Second Amendment to the Stock Purchase Agreement by and among Solar Thin Films, Inc., Zoltan Kiss, Maria Gabriella Kiss and Gregory Joseph Kiss, and Termination of the Strategic Alliance and Cross License Agreement by and among Solar Thin Films, Inc., Kraft Elektronikai Zrt and Amelio Solar, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: December 8, 2009	By:	/s/ Robert M. Rubin
Robert M. Rubin
Chief Executive Officer